Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
APOTHOGEN, INC.
(a Delaware corporation)
INTO
INTRABIOTICS PHARMACEUTICALS, INC.
(a Delaware corporation)
(Pursuant to Section 253 of the Delaware
General Corporation Law)
     IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:
     FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
IntraBiotics Pharmaceuticals, Inc.	Delaware
Apothogen, Inc.	Delaware
     SECOND:       The Corporation owns one hundred percent (100%) of the outstanding shares of each class of the capital stock of Apothogen, Inc., a Delaware corporation (the “Subsidiary”).
     THIRD:       The Corporation, by the following resolutions of its Board of Directors (the “Board”) duly adopted by the Board on December 21, 2006, determined to merge into itself the Subsidiary on the conditions set forth in such resolutions:
     Whereas, the Company is the legal and beneficial owner of all of the outstanding shares of capital stock of Apothogen, Inc., a Delaware corporation (“Subsidiary”);
     Whereas, the Board considers it to be in the best interests of the Corporation to merge Subsidiary with and into the Company pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”) (the “Merger”); and
     Whereas, in connection with the Merger, the Board believes it is in the best interests of the Company to change the name of the Company to Ardea Biosciences, Inc.
     Resolved, that the Board approves the Merger pursuant to the following terms:

1.

1.	upon the effectiveness of the Merger, each outstanding share of capital stock of Subsidiary shall cease to be outstanding, without any payment being made in respect thereof;

2.	the Company shall be the surviving corporation in the Merger and shall assume all of the liabilities and obligations of Subsidiary; and

3.	upon effectiveness of the Merger, the name of the Company shall be Ardea Biosciences, Inc.; and
     Resolved Further, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State.
     FOURTH:       The Corporation shall be the surviving corporation. Upon the effectiveness of the filing of this Certificate of Ownership and Merger, the Corporation will change its name to Ardea Biosciences, Inc.
     FIFTH:       The Certificate of Incorporation of the Corporation shall be the Certificate of Incorporation of the surviving corporation.
     SIXTH:       This Certificate of Ownership and Merger shall be effective upon filing.

2.

     In Witness Whereof, this Certificate of Ownership and Merger is hereby executed on behalf of the Corporation by an officer thereunto duly authorized as of December 21, 2006.

INTRABIOTICS PHARMACEUTICALS, INC., a Delaware corporation
By:	/s/ Barry Quart
Barry Quart
Chief Executive Officer

[Signature Page to Certificate of Ownership and Merger]